UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 21, 2011

PUMA BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52811	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10940 Wilshire Blvd, Suite 600, Los Angeles, CA 90024

(Address of principal executive offices) (Zip Code)

(310) 443-4150

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Richard Phillips

On October 21, 2011, Puma Biotechnology, Inc. (the “Company”) appointed Richard Phillips, M.D. to serve on an at-will basis as the Company’s Senior Vice President, Regulatory Affairs and Quality Assurance, effective as of November 1, 2011. In connection with his appointment, the Company entered into a letter agreement with Dr. Phillips, effective as of November 1, 2011, outlining the terms of his employment with the Company.

The letter agreement provides that Dr. Phillips will receive an annual base salary of $268,000 and will be eligible for an annual discretionary bonus with a target of 30% of his annual base salary. Dr. Phillips will also receive a signing bonus equal to $22,333 within 15 days after the effective date of the letter agreement. Dr. Phillips will be required to repay the signing bonus in the event that his employment with the Company terminates for any reason prior to the first anniversary of the letter agreement’s effective date.

The letter agreement further provides for Dr. Phillips to receive an option to purchase 90,000 shares of the Company’s common stock pursuant to the Company’s 2011 Incentive Award Plan. The exercise price of the option will be the fair market value of the Company’s common stock on the date of grant. Subject to the continued employment of Dr. Phillips with the Company, 1/3 of the shares of common stock underlying the option will vest on the one-year anniversary of the letter agreement’s effective date, with 1/36 of the shares of common stock underlying the option vesting monthly over the next two years, such that the option will be fully vested three years following the letter agreement’s effective date. Additionally, Dr. Phillips will participate in the Company’s benefit plans.

The letter agreement contains a customary non-solicitation provision and, in connection with his entry into the letter agreement, Dr. Phillips entered into the Company’s standard proprietary information and inventions agreement.

The foregoing summary of the Company’s letter agreement with Dr. Phillips is qualified in its entirety by reference to the full text of the letter agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Dr. Phillips, age 57, previously served as a consultant in the Global Regulatory Consultancy Group of PPD, Inc. from March 2011 to October 2011. From March 2010 to March 2011, he worked as an independent consultant with pharmaceutical and biotech companies in the area of regulatory affairs. From January 2007 to July 2009, Dr. Phillips served as Senior Vice President of Regulatory Affairs and Quality Assurance at Cougar Biotechnology, Inc., and following the acquisition of Cougar by Johnson & Johnson, Dr. Phillips oversaw the integration of Cougar’s regulatory affairs and quality assurance function with Johnson & Johnson. From September 2005 to January 2007, he was employed by Amgen Inc., where he was the Director of Regulatory Affairs and Global Regulatory Leader for Vectibix™ (panitumumab), which received FDA approval in 2006 for the treatment of metastatic colorectal cancer. Dr. Phillips has also held regulatory affairs management positions with Chugai Pharma USA, Pfizer Inc. (Parke-Davis), Johnson & Johnson (Janssen, L.P.), Novartis A.G., G.D. Searle (Pfizer) and Structural GenomiX.

Letter Agreement with Charles R. Eyler

On October 21, 2011, the Company entered into a letter agreement with Mr. Charles R. Eyler, who has been serving as the Senior Vice President, Finance and Treasurer of the Company since September 1, 2011.

Pursuant to the letter agreement, Mr. Eyler will serve as the Company’s Senior Vice President, Finance and Administration and Treasurer on an at-will basis. The letter agreement provides that Mr. Eyler will receive an annual base salary of $265,000, retroactively effective to September 1, 2011, and will be eligible for an annual discretionary bonus with a target of 30% of his annual base salary. Mr. Eyler will also receive a signing bonus equal to $22,083 within 15 days of the execution of the letter agreement. Mr. Eyler will be required to repay the signing bonus in the event that his employment with the Company terminates for any reason prior to the first anniversary of the letter agreement’s effective date.

The letter agreement further provides for Mr. Eyler to receive an option to purchase 90,000 shares of the Company’s common stock pursuant to the Company’s 2011 Incentive Award Plan. The exercise price of the option will be the fair market value of the Company’s common stock on the date of grant. Subject to the continued employment of Mr. Eyler with the Company, 1/3 of the shares of common stock underlying the option will vest on the one-year anniversary of the letter agreement’s effective date, with 1/36 of the shares of common stock underlying the option vesting monthly over the next two years, such that the option will be fully vested three years following the letter agreement’s effective date. Additionally, Mr. Eyler will participate in the Company’s benefit plans.

The letter agreement contains a customary non-solicitation provision and, in connection with his entry into the letter agreement, Mr. Eyler entered into the Company’s standard proprietary information and inventions agreement.

The foregoing summary of the letter agreement with Mr. Eyler is qualified in its entirety by reference to the full text of the letter agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Letter Agreement, dated October 21, 2011, by and between the Company and Richard Phillips

10.2	Letter Agreement, dated October 21, 2011, by and between the Company and Charles R. Eyler

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: October 27, 2011	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated October 21, 2011, by and between the Company and Richard Phillips

10.2	Letter Agreement, dated October 21, 2011, by and between the Company and Charles R. Eyler